UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
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Stewardship Financial Corporation
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Stewardship Financial Corporation
630 Godwin Avenue
Midland Park, New Jersey  07432-1405

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MONDAY, MAY 18, 2009

To Our Shareholders:

The Annual Meeting of Shareholders of Stewardship Financial Corporation (the “Corporation”) will be held at the Christian Health Care Center, Wyckoff, New Jersey (use the Mountain Avenue entrance), on May 18, 2009, at 7:00 P.M. for the following purposes:

1.	To elect the three (3) directors named in the attached Proxy Statement for three year terms.

2.	To consider and approve a non-binding advisory proposal on the compensation of the Corporation’s executive officers described in the attached Proxy Statement.

3.	To ratify the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

4.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 23, 2009 are entitled to notice of, and to vote at, the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, it is requested that the enclosed proxy card be completed, executed and returned to our transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016, in the postage paid envelope provided.

By Order of the Board of Directors

/s/ Robert J. Turner

Robert J. Turner
Secretary
Midland Park, New Jersey
April 10, 2009

Important Notice Regarding the Availability of Proxy Materials for the Shareholder
Meeting to be Held on May 18, 2009.

Our Proxy Statement and Annual Report on Form
10-K are also available on line at http://www.asbnow.com/site/shareholder_info.html

Stewardship Financial Corporation
630 Godwin Avenue
Midland Park, New Jersey  07432-1405

______________________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 18, 2009
______________________________

This Proxy Statement is being furnished to shareholders of Stewardship Financial Corporation (the “Corporation”) in connection with the solicitation by the Board of Directors of the Corporation of proxies to be used at the Annual Meeting of Shareholders and at any adjournment of the meeting.  You are cordially invited to attend the Annual Meeting that will be held at the Christian Health Care Center, Wyckoff, New Jersey (use the Mountain Avenue entrance), on Monday, May 18, 2009 at 7:00 P.M.  The Annual Report on Form 10-K, including consolidated financial statements for the fiscal year ended December 31, 2008, and a proxy card accompany this Proxy Statement.  This Proxy Statement is first being mailed to shareholders on or about April 13, 2009.

Voting of Securities

The securities which may be voted at the Annual Meeting consist of shares of common stock, no par value, of the Corporation (“Common Stock”) with each share entitling its owner to one vote on each matter properly brought before the Annual Meeting.

The close of business on March 23, 2009, has been fixed by the Board of Directors as the record date for the determination of shareholders of record entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.  The total number of shares of Common Stock outstanding on the record date was 5,553,646 shares.

Regardless of the number of shares of Common Stock you own, it is important that you vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage paid envelope.  Proxies solicited by the Board of Directors of the Corporation will be voted in accordance with the direction given therein.  Where no instructions are indicated, signed proxy cards will be voted “FOR” the election of each of the nominees for director named in the Proxy Statement, “FOR” the ratification of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and “FOR” the approval of a non-binding advisory proposal on the compensation of the Corporation’s executive officers described in this Proxy Statement.  Should any other matters be properly presented at the Annual Meeting for consideration, such as consideration of a motion to adjourn the meeting to another time, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.  Other than the matters set forth in the attached Notice of Annual Meeting of Shareholders, the Board of Directors knows of no additional matters that may be presented for consideration at the Annual Meeting.

A proxy may be revoked at any time prior to its exercise by sending a written notice of revocation to Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016.  In addition, a proxy submitted prior to the Annual Meeting may be revoked by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.  If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  In the event that there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Required Vote

There is no cumulative voting in the election of directors.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for one or more of the nominees is withheld.  Thus, a nominee for director may be elected even if the nominee receives votes from holders of less than a majority of shares represented at the meeting.

Ratification of the independent auditors and approval of the advisory proposal on executive compensation requires the affirmative vote of a majority of those shares voting at the meeting.  Neither abstentions nor broker non-votes will affect whether more votes have been cast “FOR” than “AGAINST” ratification of the independent auditors or approval of the advisory proposal.

Cost of Proxy Solicitation

The cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Corporation.  Directors, officers and other employees of the Corporation may solicit proxies on behalf of the Corporation in person or by telephone, e-mail, facsimile or other electronic means.  These directors, officers and employees will not receive additional compensation for such services.  The Corporation will reimburse the reasonable expenses of brokerage firms and other custodians and nominees for sending proxy materials to, and obtaining proxies from, beneficial owners.

PROPOSAL 1 -- ELECTION OF DIRECTORS

The Corporation’s Certificate of Incorporation and its bylaws authorize a minimum of five and a maximum of fifteen directors, but the exact number is fixed by resolution of the Board of Directors.  The Board has fixed the current number of directors at eleven.  The Board has been divided into three classes.  One class is elected each year to serve a term of three years.  Directors elected at this Annual Meeting will be elected to serve for a term of three years through May 2012, or until their successors are duly elected and qualified.

Each nominee has indicated to the Corporation that he or she will serve if elected.  The Corporation has no reason to believe that any of the nominees will be unable to stand for election.  Unless authority to vote for any of the nominees is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted “FOR” the election of the nominees proposed by the Board of Directors.  If, for any reason, any of the nominees becomes unavailable for election, the proxy solicited by the Board of Directors will be voted for a substitute nominee selected by the Board of Directors.

The Board of Directors recommends that you vote “FOR” the election of the nominees named in this Proxy Statement.

Directors and Nominees for Director

The following sets forth the names of our nominees for director and directors continuing to serve on our Board following the Annual Meeting; their ages; a brief description of their recent business experience, including present occupations; the year in which each became a director of the Corporation and our wholly-owned subsidiary, Atlantic Stewardship Bank (the “Bank”); and the names of any public companies for which they serve on the board of directors.

Currently, each director of the Corporation is also a director of the Bank.  No director is also a director of any other company registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.

Nominees for Director for Terms Expiring in 2012

Robert J. Turner, age 69, has been a director of the Corporation since 1997.  Mr. Turner has been a director of the Bank since 1985.  Mr. Turner has been Secretary of the Corporation and the Bank since 2001.  From 1966 to 2002, Mr. Turner was the president of The Turner Group, an insurance brokerage company.  Mr. Turner is currently retired.

William J. Vander Eems, age 59, has been a director of the Corporation since 1997.  Mr. Vander Eems has been a director of the Bank since 1991.  Since 1973, Mr. Vander Eems has been the president of William Van Der Eems, Inc., a general contracting company.

Paul Van Ostenbridge, age 56, has been a director of the Corporation since 1997 and has served as President and Chief Executive Officer of the Corporation since 1997.  Mr. Van Ostenbridge has been a director of the Bank since 1985 and has served as its President and Chief Executive Officer since 1985.

Information With Respect to the Directors With Terms Expiring in 2011

William C. Hanse, age 74, has been a director of the Corporation since 1997.  Mr. Hanse has been a director of the Bank since 1985.  Mr. Hanse was appointed Chairman of the Board of both the Corporation and the Bank in November 2006.  Since 1990, Mr. Hanse has been a partner of the law firm Hanse & Hanse.

Margo Lane, age 58, has been a director of the Corporation since 1997.  Ms. Lane has been a director of the Bank since 1994.  Currently Ms. Lane is employed as the sales and marketing manager for Collagen Matrix, Inc., a company that develops and markets medical device implants for tissue and organ repair and regeneration.  From 2003 to 2007, Ms. Lane served as the sales and marketing coordinator of PBI-Dansensor America Inc., a company that sells and services equipment for industrial instrumentation and process control.  From 1976 to 2002, Ms. Lane served as the corporate communications manager of Garden State Paper Company LLC, a newsprint manufacturing company.

Arie Leegwater, age 75, has been a director of the Corporation since 1997.  Mr. Leegwater has been a director of the Bank since 1985.  Since 1988, Mr. Leegwater has been the owner of Arie Leegwater Associates LLC, a general contracting company.  Since 2002, Arie Leegwater has been a partner in ARIEANJE LLC, a company engaged in owning and renting real estate.  Since 1993, Mr. Leegwater has been an arbitrator with the American Arbitration Association.

John L. Steen, age 71, has been a director of the Corporation since 1997.  Mr. Steen has been a director of the Bank since 1985.  Since 1972, Mr. Steen has been the president of Steen Sales, Inc., a textile company.  Since 1972, Mr. Steen has been president of Dutch Valley Throwing Co., a textile company.

Information With Respect to the Directors With Terms Expiring in 2010

Harold Dyer, age 81, has been a director of the Corporation since 1997.  Mr. Dyer has been a director of the Bank since 1985.  From 1957 to 1981, Mr. Dyer was president of White Laundry, Inc., a laundry service company.  Mr. Dyer is currently retired.

Abe Van Wingerden, age 72, has been a director of the Corporation and the Bank since 2001.  Mr. Van Wingerden has been Vice Chairman of the Board for the Corporation and the Bank since 2005.  Since 1985, Mr. Van Wingerden has been the president of Abe Van Wingerden Company, Inc. T/A Van Wingerden Farms, a retailer of garden equipment and supplies.

Michael Westra, age 43, has been a director of the Corporation and the Bank since 2005.  Since 1991, Mr. Westra has been General Manager of Wayne Tile Company, an importer of tile and stone, providing wholesale and retail sales.

Howard R. Yeaton, age 54, has been a director of the Corporation and the Bank since 2005.  Since 2003, Mr. Yeaton has been Managing Principal of Financial Consulting Strategies LLC, a firm providing strategic financial advice and services to emerging companies.  Mr. Yeaton served as Vice President, Planning and Financial Services, for Konica Photo USA, Inc. from 1985 through 2003.

Compensation of Directors

Cash Compensation.  Directors of the Corporation and the Bank, other than full-time employees of the Corporation and the Bank, receive fees of $2,000 per Board meeting attended, with the exception of the chairman who receives $3,000 per meeting attended.  Each member of the Audit Committee receives a fee of $450 for each Audit Committee meeting attended.  In addition, directors of the Corporation and the Bank, other than full-time employees of the Corporation and the Bank, also receive a fee of $300 for all other committee meetings attended.

Stock-based Compensation.  The Corporation maintains the Stewardship Financial Corporation 2001 Stock Option Plan for Non-Employee Directors (the “2001 Non-Employee Plan”).  The maximum number of shares of Common Stock subject to stock options granted under the 2001 Non-Employee Plan is 177,295 as adjusted for stock dividends and splits.  As of March 23, 2009, options to purchase 147,744 shares of Common Stock have been granted under the 2001 Non-Employee Plan, of which options to purchase 130,009 shares have been exercised.  The plan expires on May 9, 2011.  No additional options can be granted under this plan.

On May 9, 2006, the shareholders approved the Stewardship Financial Corporation 2006 Stock Option Plan for Non-Employee Directors (the “2006 Non-Employee Plan”).  The 2006 Non-Employee Plan allows for the grant of options to purchase shares of Common Stock to Non-Employee Directors of the Corporation.  The 2006 Non-Employee Plan reserved 69,458 shares of Common Stock for issuance, adjusted for stock dividends and splits.  Options vest 20% each year for five years.  Options expire the earlier of the sixth anniversary of the date of the grant or May 15, 2012.  Options to purchase 5,788 shares were granted on June 30, 2006 to each Non-Employee Director.  As of March 23, 2009, options to purchase 57,881 shares of Common Stock have been granted under the 2006 Non-Employee Plan, of which 5,788 shares have been exercised.  In accordance with the terms of the 2006 Non-Employee Plan, these options were granted at 100% of the closing market price on the day preceding the date of the grant.

Director Compensation

The following table sets forth the information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors during 2008.

Name	Fees Earned or Paid in Cash ($) (a)	Option Awards ($)
Harold Dyer	39,900	4,780 - (b)
William C. Hanse	46,700	4,780 - (c)
Margo Lane	29,100	4,780 - (d)
Arie Leegwater	36,000	4,780 - (e)
John L. Steen	34,950	4,780 - (f)
Robert J. Turner	27,700	4,780 - (g)
William J. Vander Eems	36,900	4,780 - (h)
Abe Van Wingerden	33,900	4,780 - (i)
Michael Westra	35,250	4,780 - (j)
Howard R. Yeaton	35,400	4,780 - (k)

(a)	Fees earned or paid in cash include all fees paid for monthly board meetings, special meetings and all committee fees paid or earned during 2008.
(b)	Aggregate number of options outstanding at December 31, 2008 for Mr. Dyer was 5,788.
(c)	Aggregate number of options outstanding at December 31, 2008 for Mr. Hanse was 3,473.
(d)	Aggregate number of options outstanding at December 31, 2008 for Ms. Lane was 5,788.
(e)	Aggregate number of options outstanding at December 31, 2008 for Mr. Leegwater was 5,788.
(f)	Aggregate number of options outstanding at December 31, 2008 for Mr. Steen was 5,788.
(g)	Aggregate number of options outstanding at December 31, 2008 for Mr. Turner was 5,788.
(h)	Aggregate number of options outstanding at December 31, 2008 for Mr. Vander Eems was 5,788.
(i)	Aggregate number of options outstanding at December 31, 2008 for Mr. Van Wingerden was 3,473.
(j)	Aggregate number of options outstanding at December 31, 2008 for Mr. Westra was 7,586.
(k)	Aggregate number of options outstanding at December 31, 2008 for Mr. Yeaton was 8,743.

CORPORATE GOVERNANCE

Committees of the Board of Directors

During 2008, the Board of Directors had a standing Audit Committee, Nominating and Governance Committee and Compensation Committee.  The charters of the Audit Committee, Nominating and Governance Committee and Compensation Committee, as approved by the Board of Directors, can be found on our website at www.asbnow.com, in the “Investor Relations” section of the website, under the subsection titled “Governance Documents”.

Audit Committee

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities.  The Board has adopted a written charter setting out the functions of the Audit Committee.  The audit functions of the Audit Committee are to: (i) monitor the integrity of the Corporation’s financial reporting process and systems of internal controls; (ii) select, evaluate and provide oversight of the auditors to include the monitoring of the independence and performance of the Corporation’s independent external audit and internal audit functions; (iii) provide oversight of the annual audit and quarterly reviews; and (iv) encourage the adherence to, and continuous improvement of, the Corporation’s policies, procedures and practices at all levels.  The Audit Committee also reviews and evaluates the recommendations of the independent certified public accountant, receives all reports of examination of the Corporation and the Bank by regulatory agencies, analyzes such regulatory reports, and informs the Board of the results of their analysis of the regulatory reports.  In addition, the Audit Committee receives reports directly from the Corporation’s internal auditors and recommends any action to be taken in connection therewith.

In 2008, the Audit Committee consisted of Directors Yeaton (Chairman), Dyer, Steen and Westra.  The Board of Directors has determined that all four members of the Audit Committee satisfy the independence and financial literacy requirements of the NASDAQ Stock Exchange (“NASDAQ”) and that Directors Yeaton and Westra, both of whom are independent, qualify as audit committee financial experts as defined in the applicable Securities and Exchange Commission (“SEC”) rules.

Nominating and Governance Committee

The Nominating and Governance Committee is appointed by the Board of Directors to identify and recommend to the Board individuals qualified to serve as directors of the Corporation and to advise the Board with respect to the Board composition and nominating procedures.  In 2008, the Nominating and Governance Committee consisted of Directors Steen (Chairman), Hanse, Leegwater and Vander Eems.

The Nominating and Governance Committee has adopted a procedure to consider recommendations for directorships submitted by shareholders holding at least 20% of our outstanding shares for a period of at least four years.  Shareholders meeting these requirements, who wish the Nominating Committee to consider their recommendations for nominees for the position of director, should submit their recommendations in writing in care of the Secretary of the Corporation, Robert J. Turner, Stewardship Financial Corporation, 630 Godwin Avenue, Midland Park, New Jersey 07432.  Recommendations by shareholders meeting the share ownership requirements and that are made in accordance with these procedures will receive the same consideration given to nominees of the Nominating and Governance Committee.

In its assessment of each potential candidate, the Nominating and Governance Committee will review the nominee’s judgment, experience, independence, understanding of the Corporation’s or other related industries and such other factors the Nominating and Governance Committee determines are pertinent in light of the current needs of the Board.  The Nominating and Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, qualifying shareholders or, in some cases, by a third party firm.  The Corporation has not hired a third party firm to serve this function.  In identifying and considering candidates for nomination to the Board of Directors, the Nominating and Governance Committee considers, in addition to the requirements set out in the Nominating and Governance Committee’s charter, quality of experience, the needs of the Corporation and the range of talent and experience represented on the Board.  The current nominees for director were recommended for nomination by independent directors of the Corporation.

Compensation Committee

The Compensation Committee is appointed by the Board of Directors to oversee the Corporation’s and the Bank’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive compensation and equity-based plans; and to produce a Committee report on executive compensation as required by the SEC to be included in the Corporation’s annual proxy statement.  In 2008, the Compensation Committee consisted of Directors Turner (Chairman), Lane, Vander Eems, and Van Wingerden.

Independence of Directors

The Board of Directors has adopted standards for director independence, which incorporate the definition of “independent” contained in the NASDAQ Stock Market listing rules.  Based on the information furnished by the directors, the Board has affirmatively determined that all of the directors, with the exception of Director Van Ostenbridge (who is a full-time member of the Corporation, serving as our President and Chief Executive Officer), currently meet the definition of “independent”.  All of the members of the Board’s Audit Committee,  Nominating and Governance Committee and Compensation Committee are independent directors.

Board and Committee Meetings

The Board of Directors meets on a regularly scheduled basis each month to review significant developments, financial, investment, and lending performance and to act on those matters that require Board approval.  It holds special meetings as circumstances require.  Independent directors hold executive session meetings on a quarterly basis.  The Board of Directors of the Corporation held 14 board meetings during 2008.  In addition, the Board held 3 meetings to provide for director development and supplemental discussions in areas such as compliance, annual budgeting process and strategic planning.  The Audit Committee, Nominating and Governance Committee, and Compensation Committee met ten, three, and five times, respectively, during 2008.  All of the directors of the Corporation attended at least 75% of the total number of Board meetings held during 2008.  In addition, each director who is a member of a committee of the Board of Directors attended at least 75% of the meetings for each committee of which he or she is a member.  Each director of the Corporation is also a director of the Bank.  The committees of the Corporation and the Bank generally appoint their respective members and chairman for each fiscal year during a Board meeting held in the second quarter of that year.

The Corporation expects the Directors to attend the Annual Meeting of Shareholders.  All Directors attended the 2008 Annual Meeting.

Communications with the Board of Directors

Shareholders are invited to contact the Directors by writing to the Secretary of the Corporation, Robert J. Turner, at 630 Godwin Avenue, Midland Park, New Jersey 07432.  These communications are not screened.

Code of  Conduct

The Corporation has adopted a Code of Ethical Conduct that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, senior financial officers or persons performing similar functions.  Our Code of Ethical Conduct is posted on our website at http://www.asbnow.com in the section headed “Investor Relations” under the caption “Governance Documents.”  We will provide to any person without charge upon request a copy of our Code of Ethical Conduct.  Requests for a copy of our Code of Ethical Conduct should be made to our Secretary at 630 Godwin Avenue, Midland Park, New Jersey  07432-1405.

Compensation Committee Interlocks and Insider Participation

All of the members of the Compensation Committee are independent and no member of the Compensation Committee has served as an officer or employee of the Corporation or the Bank.  None of the members of our Compensation Committee serves as an executive officer of another entity at which one of our executive officers serves as a member of the Board of Directors.

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “Stimulus Act”).  Under the Stimulus Act, companies that participate in any assistance program administered by the United States Department of the Treasury, including the Capital Purchase Program (“CPP”), are required to provide its shareholders with the opportunity to vote on a non-binding advisory proposal to approve the compensation of its executives as disclosed pursuant to the compensation disclosure rules of the SEC.  The Corporation completed its transaction with the U.S. Treasury under the CPP on January 30, 2009 effecting the sale of $10 million of preferred stock and a warrant to purchase up to 127,119 shares of the Corporation’s Common Stock to the U.S. Treasury.  Accordingly, the Corporation’s shareholders are entitled to cast a non-binding advisory vote on the compensation of the Corporation’s executive officers.  This proposal, commonly known as a

“say-on-pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program and policies though your vote.

The proposal will be presented at the Annual Meeting in the form of the following resolution:

“Resolved, that the shareholders approve the overall executive compensation of the Corporation’s executive officers as described in this Proxy Statement, including the tabular disclosure regarding the Corporation’s executive officers contained herein.”

As provided under the Stimulus Act , this vote is advisory and will not be binding upon the Board of Directors.  It should not be construed as overruling a decision by the Board or creating or implying any additional fiduciary duty on the Board nor will it affect any compensation paid or awarded to any executive.  However, the Compensation Committee will review and consider the outcome of the vote on this proposal and will take this into account when considering future executive compensation arrangements.

The Board of Directors recommends that the shareholders vote “FOR” the advisory proposal set forth above.

Report of the Compensation Committee

The Role of the Compensation Committee

The Compensation Committee of the Board is charged with the responsibility to review the goals and objectives of the Corporation’s executive compensation plans and to review and determine the compensation of the Chief Executive Officer, all senior executive officers and all directors in each case on an annual basis.  The Committee reviews at least annually the goals and objectives of the Corporation’s general compensation plans and other employee benefit plans including incentive compensation and equity-based plans.

Executive Compensation Policy

The Corporation’s policy is to compensate its executives fairly and adequately for the responsibility assumed by them for the success and direction of the Bank, the effort expended in discharging that responsibility and the results achieved directly or indirectly from each executive’s performance.  “Fair and adequate compensation” is established after careful review of: (i) the Bank’s earnings; (ii) the Bank’s performance as compared to other companies of similar size and market area; and (iii) a comparison of what the market demands for compensation of similarly situated and experienced executives.

Total compensation takes into consideration a mix of base salary, bonus, perquisites and stock options.  The particular mix is established in order to competitively attract competent professionals, retain those professionals and reward extraordinary achievement.  The Board of

Directors also considers net income for the year and earnings per share of the Corporation and the Bank before finalizing officer compensation increases for the coming year.

Based upon our current levels of compensation, the Bank is not affected by the provisions of the Internal Revenue Code that limit the deductibility to a corporation of compensation in excess of $1,000,000 paid to certain executive officers nor the amount as reduced to $500,000 as a result of our participation in the Troubled Asset Relief Program (“TARP”).  Thus, the Bank has no policy regarding that subject.

Base Salary. The Board of Directors of the Bank, under recommendations from the Compensation Committee, bears the responsibility for establishing base salary.  Salary is minimum compensation for any particular position and is not tied to any performance formula or standard.  To establish salary, the following criteria are used: (i) position description; (ii) direct responsibility assumed; (iii) comparative studies of peer group compensation (additional weight is given to local factors as opposed to national averages); (iv) earnings performance of the Bank resulting in availability of funds; and (v) competitive level of salary to be maintained to attract and retain qualified and experienced executives.  No salary increases will be made in 2009.

Annual Incentive Compensation.  The Compensation Committee recommended to the Board and the Board of Directors approved the Atlantic Stewardship Bank Executive Incentive Compensation Plan (“Executive Comp Plan”).  In effect since 1997, the Executive Comp Plan was designed to focus management on the achievement of goals considered essential for success and strategic objectives of the organization, the promotion of success and the enhancement of value of the Corporation, and to motivate, attract and retain top quality high performing key executives.  The Committee considered the annual incentive paid under this program to be an integral part of the total opportunity provided to executives.  The Executive Comp Plan was terminated for 2009 and a new plan is being considered.

Long-term Incentive Compensation.  Long-term incentive compensation consisted of the Stewardship Financial Corporation 1995 Stock Option Plan (the “Employee Plan”).  Recommendations for stock option awards were made by the Compensation Committee, which then made recommendations to the entire Board of Directors for final action. The Compensation Committee met to evaluate meritorious performance of all officers and employees for consideration to receive stock options.

The Compensation Committee made awards based upon the following criteria: (i) position of the officer or employee in the Bank; (ii) the benefit that the Bank had derived as a result of the efforts of the award candidate under consideration; and (iii) the Bank’s desire to encourage long-term employment of the award candidate.

While there are still unexercised options under the Employee Plan, under the terms of the Employee Plan no additional options may be awarded and, no awards any stock options were made during 2008.  Although the Committee believes that stock options and other equity-based incentive compensation are a valuable means to align executive officers with shareholder interests and motivate management to increase shareholder value in the long term, the Compensation Committee believes the current distribution of stock options among executive officers is sufficient to achieve these goals.  The

Corporation does not have any policy or practice of coordinating stock option grants with the release of material non-public information.

Profit Sharing Plan and 401(k) Plan.  The Corporation has a noncontributory profit sharing plan which covers all eligible employees.  Employees are considered eligible if they have been employed for one full year and have worked a minimum of 1,000 hours that year.  Balances vest 20% per year for five years.  Contributions are determined by the Corporation’s Board of Directors based on the earnings performance of the Corporation.  Contributions are allocated to eligible employees based on their salary level.

The Corporation also maintains a 401(k) plan which covers all eligible employees.  Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Internal Revenue Code.  The Corporation, on an annual basis, may elect to match 50% of the participant’s first 5% contribution.

Benefits, Perquisites and Other Personal Benefits.  The executive officers participate in employee benefit programs available to other employees.  Perquisites, such as automobile allowances and their related expenses and auxiliary insurance benefits, which the Board of Directors of the Bank may approve from time to time, are determined and awarded pursuant to evaluation under the same criteria used to establish base salary.

The Stimulus Act includes various provisions that apply to compensation arrangements at financial institutions that participate in the TARP, including the CPP.  The Stimulus Act requires the U.S. Department of Treasury to establish additional standards for executive compensation for participants in the TARP, including the CPP.  These standards must include a prohibition on making any severance payment to a named executive officer or any of the next five most highly compensated employees and a prohibition on paying or accruing any bonus, retention award or incentive compensation to, in the case of the Corporation, our Chief Executive Officer, other than certain restricted stock awards.  These new compensation standards may require us to make adjustments to the manner in which we compensate the named executive officers during the period in which the preferred stock issued to the U.S. Department of Treasury remains outstanding.  The Compensation Committe has reviewed the elements of compensation for the named executive officers and determined that, at this time, no change is necessary. However, because the specific requirements of these executive compensation standards will depend on the regulations to be issued by the U.S. Department of Treasury, the Compensation Committee will continue to review the Corporation’s compensation program and policies to determine what steps should be taken to comply with the Stimulus Act and the regulations promulgated pursuant to the Stimulus Act.

Submitted by:

Compensation Committee
Robert J. Turner, Chairperson
Margo Lane
William J. Vander Eems
Abe Van Wingerden

SENIOR EXECUTIVE OFFICERS

Our executive officers are as follows:

Name	Age	Position
Paul Van Ostenbridge	56	President and Chief Executive Officer
Claire M. Chadwick	48	Senior Vice President and Chief Financial Officer
Julie E. Holland	49	Senior Vice President, Chief Risk Officer and Treasurer
Robert Vliet	45	Senior Vice President and Consumer Loan Manager

Officers are not appointed for fixed terms.  Biographical information for our current officers who are not also directors follows.

Claire M. Chadwick, age 48, joined the Corporation in 2008 as Senior Vice President and Chief Financial Officer.  Prior to her appointment as Chief Financial Officer of the Corporation and the Bank, Ms. Chadwick held various senior financial management positions for Penn Federal Savings Bank from July 1994 through 2007.

Julie E. Holland, age 48, was promoted to Chief Risk Officer in 2008.  Ms. Holland has served as Senior Vice President and Treasurer of the Corporation since 2005 and was Vice President and Treasurer of the Corporation from 1997 until 2005.   Ms. Holland joined the Bank in 1994 and has been Senior Vice President and Treasurer since 2005 and was Vice President and Treasurer of the Bank from 1997 until 2005.

Robert C. Vliet, age 45, joined the Corporation in 2005 as Vice President and Consumer Loan Manager of the Bank and assumed the position of Senior Vice President and Consumer Loan Manager of the Bank in 2007 and of the Corporation in February 2009.  Prior to joining the Corporation, Mr. Vliet held various senior management positions with Valley National Bank from November 1996 through 2005.

Executive Compensation

Summary Compensation Table

This table sets forth information regarding the elements of the compensation we paid to our principal executive officer and the three most highly compensated executive officers (collectively the “NEOs”) for fiscal years 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($) (a)	Nonqualified Deferred Compensation ($) (b)	All Other Compensation ($)	Total ($)
Paul Van Ostenbridge President and Chief Executive Officer	2008 2007	265,728 255,057	- 23,896	21,453 49,274	18,379 (c) 16,033	305,560 344,260
Claire M. Chadwick Senior Vice President and Chief Financial Officer (d)	2008 2007	49,723 -	400 -	- -	3,214 (e) -	53,337 -
Julie E. Holland Senior Vice President, Chief Risk Officer and Treasurer	2008 2007	119,947 109,480	400 6,802	11,590 20,860	4,853 (f) 4,446	136,790 141,588
Robert C. Vliet Senior Vice President and Consumer Loan Manager	2008 2007	120,461 102,577	400 6,391	11,671 13,411	13,304(g) 12,162	145,836 134,541

(a)	Includes bonuses earned under the Executive Comp Plan and accrued during the years reported, which were paid in the first quarter of the subsequent years.
(b)
Includes amounts paid as 401(k) and profit sharing contributions.  In addition, the 2007 amounts include earnings on profit sharing balances for the year.  The earnings on profit sharing for 2008 were negative, therefore, the amounts reflected do not include the negative, change in these plans of $78,409, $24,618 and $2,052 for Mr. Van Ostenbridge, Ms. Holland and Mr. Vliet, respectively.

(c)
The amounts disclosed for Mr. Van Ostenbridge for fiscal 2008 include life insurance and long-term disability premiums of $2,963, medical and vision insurance contributions of $8,488 and the imputed value of the car allowance of $6,928.

(d)	Ms. Chadwick assumed her position with the Bank and the Corporation on August 4, 2008.
(e)	The amounts disclosed for Ms. Chadwick for fiscal 2008 include life insurance and long-term disability premiums of $236 and medical insurance contributions of $2,978.

(f)	The amounts disclosed for Ms. Holland for fiscal 2008 include life insurance and long-term disability premiums of $905 and medical insurance contributions of $3,948.
(g)	The amounts disclosed for Mr. Vliet for fiscal 2008 include life insurance and long-term disability premiums of $848 and medical insurance contributions of $12,456.

Outstanding Equity Awards at Fiscal Year-End

This table sets forth information as to unexercised options held by the executive officers at December 31, 2008.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Paul Van Ostenbridge President and Chief Executive Officer	5,864 6,205 1,787	5.53 6.12 11.75	02-22-09 02-15-10 07-15-13
Claire M. Chadwick Senior Vice President and Chief Financial Officer	-	-	-
Julie E. Holland Senior Vice President, Chief Risk Officer and Treasurer	1,466 1,551 893	5.53 6.12 11.75	02-22-09 02-15-10 07-15-13
Robert C. Vliet Senior Vice President and Consumer Loan Manager	-	-	-

Option Exercises and Stock Vested

During 2008, 7,695 options were exercised at an average exercise price of $4.10.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has made loans to its directors and executive officers and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans.  These loans have all been made in the ordinary course of banking business and, in compliance with Federal Reserve Bank Regulation O, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

During 2008, the Bank and its residential and commercial mortgage customers paid $113,171 for legal services to the law firm of Hanse and Hanse whose partner is Mr. Hanse, a director of the Corporation.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of the Corporation’s Common Stock as of March 23, 2009, by (i) each person who is known by the Corporation to own beneficially more than 5% of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Corporation, (iii) each senior executive officer of the Corporation named in the Summary Compensation Table and (iv) all directors and executive officers of the Corporation as a group.  Other than as set forth in this table, the Corporation is not aware of any individual or group, which holds in excess of 5% of the outstanding Common Stock.  The percentage of beneficial ownership is based on 5,553,646 shares of Common Stock outstanding as of March 23, 2009.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percent of Class
Harold Dyer (3)	42,688	*
William C. Hanse (4)	130,501	2.35%
Margo Lane (5)	58,714	1.06%
Arie Leegwater (6)	59,597	1.07%
John L. Steen (7)	116,187	2.09%
Robert J. Turner (8)	156,869	2.82%
William J. Vander Eems (9)	219,192	3.94%
Paul Van Ostenbridge (10)	66,967	1.20%
Abe Van Wingerden (11)	278,554	5.01%
Michael Westra (12)	16,446	*
Howard R. Yeaton (13)	14,823	*
Claire M. Chadwick	500	*
Julie E. Holland (14)	19,951	*
Robert C. Vliet (15)	4,374	*
Directors and Executive Officers of the Corporation and Bank as a group (14 persons)	1,185,363	21.17%

*  Indicates less than 1% of the outstanding shares of the Corporation’s Common Stock.

(1)   Unless noted, the address of each shareholder is c/o Stewardship Financial Corporation, 630 Godwin Avenue, Midland Park, New Jersey 07432-1405.

(2)   Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power.  They also include shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) if the named person has the right to acquire such shares within 60 days by the exercise of any right or option.  Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the Corporation’s Dividend Reinvestment Plan.

(3)   Includes 3,472 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2009.

(4)   Includes 31,679 shares held jointly by Mr. Hanse and his spouse; 11,547 shares held by Mr. Hanse’s spouse in her own name; and 1,158 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2009.  Mr. Hanse disclaims beneficial ownership of the Common Stock held by his spouse.

(5)   Includes 13,642 shares held jointly by Ms. Lane and her spouse; 933 shares held by Ms. Lane’s spouse as custodian for their children; and 3,472 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2009.  Ms. Lane disclaims beneficial ownership of the Common Stock held by her spouse.

(6)   Includes 13,004 shares held jointly by Mr. Leegwater and his spouse; 25,492 shares held by trusts of which Mr. Leegwater and his spouse are trustees; and 3,472 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2009.

(7)   Includes 3,472 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2009.

(8)   Includes 30,497 shares held jointly by Mr. Turner and his spouse; 3,957 shares held by Mr. Turner’s spouse in her own name; and 3,472 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2009.  Mr. Turner disclaims beneficial ownership of the Common Stock held by his spouse.

(9)   Includes 44,261 shares held by Mr. Vander Eem’s spouse in her own name; 18,161 shares held by Mr. Vander Eems as custodian for his child; and 3,472 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2009.  Mr. Vander Eems disclaims beneficial ownership of the Common Stock held by his spouse.

(10)  Includes 863 shares held by Mr. Van Ostenbridge’s spouse in her name; and 7,991 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2009.  Mr. Van Ostenbridge disclaims beneficial ownership of the Common Stock held by his spouse.

(11)  Includes 217,443 shares held by Mr. Van Wingerden and his spouse.    Includes 1,158 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2009.

(12)  Includes 5,269 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2009.

(13)  Includes 378 shares held by Mr. Yeaton and his spouse.  Includes 6,426 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2009.

(14)  Includes 2,444 shares issuable upon exercise of stock options exercisable within 60 days of March 23, 2009.

(15)  Includes 3,037 shares held by Mr. Vliet and his spouse.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Corporation’s financial reporting process.  We meet with both the independent auditors and the internal auditors, each of whom has unrestricted access to the committee.  We also meet with management periodically to consider the adequacy of the Corporation’s internal controls and the objectivity of its financial reporting.  We discuss these matters with the independent auditors, internal auditors and appropriate financial personnel of the Corporation.

The directors who serve on the committee are all “independent” for the purposes of Rule 4200(a)(15) of the NASDAQ’s listing standards.  That is, the Board of Directors has determined that none of us has a relationship with the Corporation and the Bank that may interfere with our independence from the Corporation and its management.

Management has primary responsibility for the Corporation’s financial statements and the overall reporting process, including the Corporation’s system of internal controls.  The independent auditors audit the financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations, and cash flows of the Corporation in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

This year, we reviewed the Corporation’s audited financial statements and met with both management and Crowe Horwath LLP, the Corporation’s independent registered public accounting firm, to discuss those financial statements.  Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

We have received from and discussed with Crowe Horwath LLP the written disclosure and the letter required by Independence Standards Boards No. 1 (Independence Discussions with Audit Committees).  These items relate to that firm’s independence from the Corporation.  We also discussed with Crowe Horwath LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Submitted by:

Audit Committee
Howard R.Yeaton, CPA, Chairman
Harold Dyer
John L. Steen
Michael Westra, CPA

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP as its independent registered public accounting firm for the Corporation for 2009.  Crowe Horwath LLP has served as the independent registered public accounting firm for the Corporation and the Bank for fiscal years ended 2007 and 2008.  Although the appointment of auditors is not required to be submitted to a vote of shareholders, the Board of Directors believes that it is appropriate as a matter of policy to request the shareholders to ratify the appointment.  If the shareholders should not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and the Board of Directors will reconsider the appointment.  It is expected that a representative of Crowe Horwath LLP will be present at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if he or she desires to do so.

During the Corporation’s two most recent fiscal years and the subsequent period through March 17, 2009, neither the Corporation nor anyone acting on the Corporation’s behalf consulted with Crowe Horwath LLP regarding: (1) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Corporation’s financial statements, or (2) any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

The affirmative vote of the holders of a majority of the shares of Common Stock of the Corporation present in person or by proxy and entitled to vote at the Annual Meeting is required for the ratification and approval of the appointment of the auditors.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Fees Billed by the Independent Registered Public Accounting Firm During Fiscal Year 2008 and Fiscal Year 2007

Aggregate fees for the fiscal years ended December 31, 2008 and December 31, 2007, billed by the Corporation’s independent registered public accounting firm, Crowe Horwath LLP were as follows:

	2008	2007
Audit Fees	$85,000	$67,000
Audit Related Fees	$-	$450	(a)
Tax Fees	$-	$-
All other Fees	$-	$-

(a)  Audit related fees were for additional work completed for review of a repurchase agreement transaction completed by the Bank in 2007.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget.  In addition, the Audit Committee may pre-approve particular services on a case-by-case basis.  For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.  All audit and permissible non-audit services provided by Crowe Horwath LLP to the Corporation for the fiscal years ended 2008 and 2007, respectively, were approved by the Audit Committee.

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% shareholders are required by regulation of the Securities and Exchange Commission to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Corporation believes that, during the fiscal year ended December 31, 2008, all filing requirements applicable to its officers, directors and greater than 10% shareholders were timely met except for Abe Van Wingerden (3 late Form 4 filings), Michael Westra (2 late Form 4 filings), and Howard R. Yeaton (2 late Form 4 filings)  All but one of the late filings were 1 day late to report stock purchases from the Directors Stock Purchase Plan.  One filing for Mr. Van Wingerden, for the purchase of 1,000 shares, was 90 days late.

ANNUAL REPORT ON FORM 10-K

The Corporation will furnish without charge its annual report on Form 10-K upon written request to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432.

SHAREHOLDER PROPOSALS

Shareholders who wish to present proposals to be included in the Corporation’s 2010 proxy materials must submit such proposals to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432 by December 14, 2009.  For any proposal that is not submitted for inclusion in next year’s proxy materials, but is instead sought to be presented directly at the 2010 Annual Meeting, SEC rules permit the Corporation to exercise discretionary voting authority to the extent conferred by proxy if the Corporation: (1)  receives notice of the proposal before February 27, 2010 and advises shareholders in the 2010 proxy statement of the nature of the proposal and how management intends to vote on such matter or (2) does not receive notice of the proposal before February 27, 2010.  Notices of intention to present proposals at the 2009 Annual Meeting should be submitted to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting; however, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY STEWARDSHIP FINANCIAL CORPORATION	For	With- hold	For All Except
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2009	1. To elect the following nominees for election as directors:	☐	☐	☐
The undersigned hereby appoints John Scoccola, Ruth Kuder and Garret A. Hoogerhyde, and each of them, with full power of substitution, as proxies for the undersigned to attend the annual meeting of shareholders of Stewardship Financial Corporation (the “Corporation”), to be held at the Christian Health Care Center, Mountain Avenue entrance, Wyckoff, New Jersey 07481, on May 18, 2009, at 7:00 p.m., or any adjournment thereof, and to vote the number of shares of Common Stock of the Corporation that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

Robert J. Turner
William J. Vander Eems
Paul Van Ostenbridge

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
	2. To consider and approve a non-binding advisory proposal on the compensation of the Corporation’s executive officers described in the attached Proxy Statement.	☐	☐	☐

		For	Against	Abstain
	3. To ratify the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

The Proxies will vote as specified herein or, if a choice is not specified, they will vote “FOR” the proposals set forth above.  In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

This Proxy is solicited by the Board of Directors of the Corporation.

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Please be sure to date and sign this proxy card in the box below.	Date
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STEWARDSHIP FINANCIAL CORPORATION

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